Exhibit 99.3

Potential Customer Questions & Answers

Internal use ONLY
Do not distribute to customers

As the announcement of the U.S. Bancorp’s purchase of Vail Banks, Inc. and the WestStar Bank office occurs, WestStar Bank customers may have questions concerning their accounts and the acquisition. We want to provide you with the answers to what we anticipate to be the most common customer questions.

It is important to note that there are some questions to which we simply don’t yet have the detailed answers. Many things will NOT change and every effort will be made to minimize any impact on our customers. We can promise to share additional information with both WestStar Bank employees and customers as we prepare to combine the two organizations. Additionally, everything will be communicated well in advance of any changes that might occur. Lastly we expect many, very positive additions as part of this merger… new products and services, special customer offers and promotions.

Q.	I read in the newspaper (or heard in other media) that WestStar Bank has merged with U.S. Bank? What does that mean for me?

Yes, U.S. Bank and Vail Banks, Inc. (the parent company of WestStar Bank) have entered into an agreement in which U.S. Bank will purchase the WestStar Bank branches offices and the customer accounts associated with these offices. Both banks will now need to seek the necessary approvals before the two companies can merge.

The objective of the merger is to expand the number of products, services and access for WestStar Bank customers. The merger will allow U.S. Bank to have a much better presence in Colorado, which is an important market for them.

It will be several months before the two organizations can come together. In the interim customers of both banks should continue to conduct their banking transactions as they do today.

Q.	Will my account change?

U.S. Bank has a very broad and complete product line. Current WestStar Bank accounts can easily be serviced within this product line… additionally there will be many more product options from which customers can choose. U.S. Bank has additional account benefits that may be added to some WestStar Bank account.

We are very excited about the new products and services that U.S. Bank has to offer both consumers and businesses. We will receive information and training on products and services in the coming months and will, as always, be able to help make certain our customers have access to the best product to fit your financial needs.

Q.	Will my branch change to a U.S. Bank branch?

As the merger is approved and we have time to integrate WestStar Bank with U.S. Bank, we will be changing the name of WestStar Bank to U.S. Bank. We are very excited because this will allow our customers to then use any of the more than 2430 U.S. Bank branch offices or more than 4,940 ATMs across Colorado and the rest of the United States.

There are just four markets that have both WestStar Bank offices near a U.S. Bank office. We will evaluate in these markets the best approach to take for branch banking. In some cases, both offices will remain intact. In others we may combine the physical location, but would retain all WestStar Bank customer facing employees so that they may continue to service their customers.

Q.	Can I use my same checks?

Absolutely! Customer should continue to use their current WestStar Bank checks. In addition, customers should also continue to use the same, ATM, Debit/Check Cards, and Credit Cards.

We may have customers continue to use their current checks even after the name changes from WestStar Bank to U.S. Bank. We realized how difficult it can be for customers to receive and begin to use new checks, so if it is not necessary to supply new checks, we won’t. Customers will just receive checks with the new U.S. Bank logo the next time they would need to reorder.

Q.	What will happen to my banker?
We understand that customers don’t bank with a “name”, they bank with a person. And, U.S. Bank is very sensitive to this. U.S. Bank and WestStar Bank are very excited to be joining operations because both banks have a very high regard for their customers and the service provided to customers. Bankers in both WestStar Bank and U.S. Bank offices will remain with U.S. Bank to service customer needs.

Q.	Can I bank at U.S. Bank now… should I call U.S. Bank for information?

WestStar Bank customers should continue to bank at the same offices and with the same Bankers or Relationship Managers that service them now. We must receive the necessary regulatory approvals and combine the two banks before WestStar Bank customers can utilize U.S. Bank offices, online or phone banking systems. We anticipate this happening later this year and customers will receive detailed and complete information regarding the transition well before any change occurs.

This communication is being made in respect of a proposed merger transaction involving Vail Banks, Acquirer and Merger Sub.  In connection with the transaction, Vail Banks will file with the SEC a proxy statement on Schedule 14A and other documents concerning the proposed transaction as soon as practicable.  Before making any voting or investment decision, shareholders are urged to read these documents carefully and in their entirety when they become available because they will contain important information about the proposed transaction.

The final proxy statement will be mailed to Vail Banks’ shareholders.  In addition, the proxy statement and other documents will be available free of charge at the SEC’s Internet Web site, www.sec.gov.  When available, the proxy statement and other pertinent documents also may be obtained for free at the Vail Banks’ web site, www.weststarbank.com, or by contacting Ray Verlinde, SEVP and Chief Administrative Officer, or Lisa Dillon, Vice Chairman, Vail Banks, at telephone number (970) 328-9700.

Vail Banks and its directors and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect to the proposed transactions.  Information regarding Vail Banks’ directors and executive officers is detailed in its proxy statements and annual reports on Form 10-K, previously filed with the SEC, and the proxy statement relating to the proposed transactions, when it becomes available.